Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Akili, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share (PIPE Shares)(3)	457(c)	16,200,000	$9.54	$154,548,000.00	0.0000927	$14,326.60
Equity	Common Stock, par value $0.0001 per share(4)	457(c)	6,250,000	$9.54	$59,625,000.00	0.0000927	$5,527.24
Equity	Common Stock, par value $0.0001 per share(5)	457(c)	640,000	$9.54	$6,105,600.00	0.0000927	$565.99
Equity	Common Stock, par value $0.0001 per share(6)	457(c)	2,494,549	$9.54	$23,797,997.46	0.0000927	$2,206.07
Equity	Common Stock, par value $0.0001 per share(7)	457(c)	15,684,066	$9.54	$149,625,989.64	0.0000927	$13,870.33
Equity	Common Stock, par value $0.0001 per share (Former Employee, Advisor and Director Options)(8)	457(c)	2,096,106	$9.54	$19,996,851.24	0.0000927	$1,853.73
Equity	Common Stock, par value $0.0001 per share (Restricted Stock Units)(9)	457(c)	50,000	$9.54	$477,000.00	0.0000927	$44.22
Total Offering Amounts					$414,176,438.34		$38,394.16
Total Fee Offsets					—		—
Net Fee Due					$414,176,438.34		$38,394.16

(1)

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s common stock (“Common Stock”) that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Common Stock, as applicable.

(2)

This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purpose of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock on August 17, 2022, as reported on the Nasdaq Capital Market.

(3)

Consists of an aggregate of 16,200,000 outstanding shares of the Registrant’s Common Stock purchased from the Registrant for a purchase price of $10.00 per share pursuant to separate PIPE subscription agreements. These shares are registered for resale on this Registration Statement.

(4)

Consists of an aggregate of 6,250,000 shares of Common Stock issued upon consummation of the business combination, in exchange for Class B ordinary shares of Social Capital Suvretta Holdings Corp. I (“SCS”). These shares are registered for resale on this Registration Statement.

(5)

Consists of an aggregate of 640,000 shares of Common Stock issued upon consummation of the business combination, in exchange for Class A ordinary shares of SCS. These shares are registered for resale on this Registration Statement.

(6)

Consists of an aggregate of 2,494,549 shares of Common Stock issued upon consummation of the business combination to current and former directors of Akili Interactive Labs, Inc. These shares are registered for resale on this Registration Statement.

(7)

Consists of an aggregate of 15,684,066 shares of Common Stock issued upon consummation of the business combination to certain stockholders of Akili Interactive Labs, Inc. These shares are registered for resale on this Registration Statement..

(8)

Consists of 2,096,106 shares of the Registrant’s Common Stock issuable upon exercise of certain outstanding options assumed by the Registrant in connection with the business combination and held by persons who ended their employment or other relationship with Akili Interactive Labs, Inc. prior to or concurrently with the closing of the business combination, which are registered for issuance and resale on this Registration Statement.

(9)

Consists of 50,000 shares of common stock reserved for issuance upon the settlement of restricted stock units issued to former directors and advisors of SCS, which are registered for issuance and resale on this Registration Statement.